Exhibit 27.3

restated                               yes         yes         yes
period type                       3 months    6 months    9 months
fiscal year end                  31-Dec-97   31-Dec-97   31-Dec-97
period start                      1-Jan-97    1-Jan-97    1-Jan-97
period end                       31-Mar-97   30-Jun-97   30-Sep-97
exchange rate                        blank       blank       blank
cash                                 7,528       7,373       6,534
securities                               0           0           0
receivables                         22,892      20,689      20,274
allowances                             948         861         920
inventory                           13,454      15,042      14,025
current assets                      43,324      46,644      45,566
pp&e                                20,349      21,332      22,139
accumulated depreciation            -1,798      -2,165      -2,541
total assets                        62,064      65,974      65,358
current liabilities                 14,405      16,871      19,466
bonds                               18,859      21,435      23,190
preferred mandatory                      0           0           0
preferred                           13,500      13,500      13,500
common                                  57          57          57
other stockholders equity           15,243      14,111       9,145
total liability and equity          62,064      65,974      65,358
sales                               29,213      59,729      91,721
total revenue                       29,213      59,729      91,721
cgs                                 17,316      35,383      53,825
total costs                         17,316      35,383      53,825
other expenses                      13,128      26,560      44,487
loss provision                          17          18          20
interest expense                       398         833       1,360
income pre tax                      -1,437      -2,766      -7,632
income tax                               0           0           0
income continuing                   -1,437      -2,766      -7,632
discontinued                             0           0           0
extraordinary                            0           0           0
changes                                  0           0           0
net income                          -1,437      -2,766      -7,632
eps basic                            -0.27       -0.52       -1.40
eps diluted                          -0.27       -0.52       -1.40